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                                   EXHIBIT 16



December  16, 1997


Chief Accountant
Securities and Exchange Commission
Washington, D.C.  20549


Dear Sirs:

We have read Item 4 included in the attached Form 8-K dated December 16, 1997 of Penda Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/  Coopers & Lybrand LLP
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COOPERS & LYBRAND LLP